Exhibit (g)(2)

AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment to Custodian Agreement (this “Amendment”) is dated as of December 31, 2019, by and between SEGALL BRYANT AND HAMILL TRUST, a management investment company organized under the laws of the Commonwealth of Massachusetts and registered with the Commission under the Investment Company Act of 1940 (the “1940 Act”) (the “Trust” on behalf of itself or each of its series listed on Appendix A attached hereto, each a “Fund” and collectively the “Funds”), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (“BBH&Co.” or the “Custodian”).

Reference is made to the Custodian Agreement dated as of May 6, 2019 by and between the Trust and BBH&Co., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Whereas, the Trust and BBH&Co. desire to amend the Agreement as set forth herein.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Appendix A is replaced in its entirety with the Appendix A attached hereto, including the addition of the following Fund:

Small Cap Core Fund

B.	Miscellaneous

1.	Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. Each Fund hereby ratifies and affirms all terms and provisions of the Agreement, as amended hereby.

2.	This Amendment shall be governed in accordance with the terms set forth in Section 12.4 of the Agreement.

3.	This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO.		SEGALL BRYANT & HAMILL TRUST, on behalf of itself and each Fund listed on Appendix A attached hereto

By:	/s/ Eruch A. Mody	By:	/s/ Jasper R. Frontz
Name:	Eruch A. Mody	Name:	Jasper R. Frontz
Title:	Senior Vice President	Title:	Treasurer & CCO

Appendix A

to Custodian Agreement between Segall Bryant & Hamill Trust and

Brown Brothers Harriman & Co., dated as of May 6, 2019

Updated as of December 31, 2019

Micro Cap Fund

Small Cap Value Dividend Fund

Small Cap Growth Fund

Smid Cap Value Dividend Fund

Mid Cap Value Dividend Fund

Workplace Equality Fund

Fundamental International Small Cap Fund

Global Large Cap Fund

Short Term Plus Fund

Plus Bond Fund

Quality High Yield Fund

Municipal Opportunities Fund

Colorado Tax Free Fund

Small Cap Value Fund

All Cap Fund

Emerging Markets Fund

International Small Cap Fund

*Small Cap Core Fund

*	Effective upon conversion date January 2, 2020.